Exhibit 10.6

EXCLUSIVE LICENSING AGREEMENT

between

The University of Washington

and

Lumera Corporation

Effectively Dated October 20, 2000

TABLE OF CONTENTS

1.0	Recitals	1

2.0	Definitions	1

3.0	Grant	4

4.0	Sublicensing	5

5.0	Disclosure of Patents and Technical Information	5

6.0	Diligence	6

7.0	Patent Prosecution and Cost Recovery	6

8.0	Consideration; Licensing Fees, Common Stock and Royalty	7

9.0	Payment and Reports	10

10.0	Recordkeeping	11

11.0	Term and Termination of Agreement; Dispute Resolution	12

12.0	Notices	13

13.0	Proprietary Rights	14

14.0	Patent Marking	14

15.0	Patent Infringement	14

16.0	Patent Validity Claims	15

17.0	Use of Names; Relationship of Parties	15

18.0	Representations, Warranties, Disclaimer; Assumption of Risk and Release	16

19.0	Indemnification	17

20.0	Applicable Laws; Jurisdiction; Venue	17

21.0	Attorney’s Fees	18

22.0	Insurance	18

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23.0	Confidential Information	18

24.0	General	20

List of Exhibits

Exhibit A	Field of Use

Exhibit B	Description of Invention

Exhibit C	Invention Disclosures, Patent Applications and/or Patents

Exhibit D	University Inventors

Exhibit E	Notices

Exhibit F	Restricted Stock Purchase Agreement

Exhibit G	Voting Agreement

Exhibit H	Electro-Optic Modulator Product Development Schedule

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EXCLUSIVE LICENSING AGREEMENT

This Exclusive Licensing Agreement is entered into by and between the University of Washington (the “University”) and Lumera, Inc., a Washington corporation (the “Licensee”) as of the Effective Date, subject to the following terms and conditions.

1.0	Recitals

WHEREAS, the University has developed, owns and/or has the right to license certain technology relating to electro-optic polymers and related organic materials and processes;

WHEREAS, the University desires that the technology be used as soon as possible in the public interest and to this end desires to license the technology to a company capable of commercially exploiting the technology;

WHEREAS, Licensee desires, for the purpose of commercial exploitation, to acquire a license to certain patent rights in and to the technology and to certain related information;

WHEREAS, Licensee desires to advance the development of a new class of nonlinear optical (NLO) materials currently under development at the University that appear to offer the potential to enable a range of light modulation components and systems for a variety of optical processing and communications applications;

WHEREAS, Licensee intends to complement such development with component and device fabrication capabilities and facilities to achieve rapid commercialization of the underlying materials technology; and

WHEREAS, University and Lumera believe that University research facilities and capabilities can play a role in the further development of this technology, including related systems and applications, and to that end have also entered into a Sponsored Research Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the University and Licensee do hereby agree as follows:

2.0	Definitions

Unless the context clearly requires otherwise, the following capitalized terms, used in either the singular or plural, shall be defined as follows:

2.1 “Agreement” means this Exclusive Licensing Agreement, including the exhibits attached hereto, which are incorporated by reference herein.

2.2 “Affiliate” means any corporation, company, or other business entity (including any joint venture, partnership, form of association or otherwise) directly or indirectly controlling, controlled by, or under common control with Licensee. For purposes of this definition, control of an entity means having the right to direct or to appoint or remove a majority of the members

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of the entity’s board of directors (or its equivalent) or the entity’s management (including the entity’s president, chairman of the board, or general or managing partner, as applicable), irrespective of whether such right exists by reason of one or more of the following: (i) contract, agreement, arrangement or understanding; (ii) provisions in the applicable articles, bylaws or other similar governing document; (iii) ownership of or holding rights to vote sufficient numbers of voting shares, securities or other rights entitled to vote for, appoint, or remove; (iv) any applicable law; or (v) otherwise.

2.3 “Confidential Information” has the meaning set forth in Section 23.1 of this Agreement.

2.4 “Effective Date” means October 20, 2000.

2.5 “Electro-Optic Modulator” means an integral device capable of using an electrical signal to modulate a laser light source at high speed commonly employing, but not limited to, a Mach-Zehnder design, examples of which are generally represented (and referenced herein for illustrative purposes only) by the following commercially available products: Lucent Technologies Part Numbers 2623N, 2623 CSA, JDS Uniphase Part Numbers 25150-002280, 25150-002281, DZ150-002282, DZ150-002283, PM-150-080-50-1-1-C2 and SDL Integrated Optics Ltd. Part Numbers IOAP-MOD 9140, 9189, 9201, 9203

2.6 “Field of Use” means the field of use described in Exhibit A attached hereto.

2.7 “First Commercial Use” means the date upon which Net Sales Revenue or Sublicense Fees first occurs.

2.8 “Invention” means the inventions (i) described in Exhibit B attached hereto and (ii) that Licensee may hereafter elect to add to this Agreement by exercise of an option to license pursuant to Section 8 of the Sponsored Research Agreement.

2.9 “Licensed Patents” means the invention disclosures, patent applications, and/or patents (i) described in Exhibit C attached hereto and (ii) that Licensee may hereafter elect to add to this Agreement by exercise of an option to license pursuant to Section 8 of the Sponsored Research Agreement. Licensed Patents shall also include all patents, reissues, divisionals, continuations, reexaminations and extensions thereof, and subject matter in any continuations-in-part on which claims issuing obtain the benefit of a priority date of any of the foregoing, together with all corresponding foreign patents, extensions, supplemental protection certificates, applications, and related intellectual property rights corresponding thereto now issued or issued during the term of this Agreement and which directly relate to the Invention.

2.10 “License” means the license granted to Licensee under the terms of this Agreement.

2.11 “Licensed Subject Matter” means any subject matter, including but not limited to products and processes, (i) that is covered in whole or in part by any issued, unexpired patent claim or a claim in a pending patent application contained in the Licensed Patents in the country in which said subject matter is made, used, or sold, or (ii) that incorporates any Technical Information.

2.12 “Licensee” means Lumera, Inc., a Washington corporation.

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2.13 “Net Sales Revenue” means the gross revenues billed or invoiced by Licensee for sales of Electro-Optic Modulators using or incorporating Licensed Subject Matter and for sales of other Licensed Subject Matter, whether billed or invoiced by Licensee or its Sublicensees, less discounts and allowances given and actually taken and which are customary in Licensee’s trade, other than those which permit a reduction in payment by the customer in exchange for early payment, and less sales and similar taxes actually paid by Licensee on said sales transactions (but not including any taxes assessed on Licensee’s business generally), import and export duties actually paid, and amounts allowed or credited due to returns (not to exceed the original billing or invoice). Licensed Subject Matter shall be deemed “sold” upon the earlier of billing out, invoicing, or shipping.

2.14 “Party” or “Parties” mean the University and/or Licensee as the context requires.

2.15 “Restricted Stock Purchase Agreement” means the agreement entered into by and between the Parties attached as Exhibit F hereto.

2.16 “Sponsored Research Agreement” means a research agreement entered into by and between the Parties as of the Effective Date of this Agreement.

2.17 “Sublicense” means the present, future or contingent transfer of any license, right, option, first right to negotiate or other right granted to a Sublicensee under the Licensed Subject Matter, in whole or in part. Sublicense shall also include, without limitation, strategic partnerships, affiliations, and marketing collaborations.

2.18 “Sublicensee” means a third party not an Affiliate of Licensee granted a Sublicense pursuant to a bona fide arms length transaction.

2.19 “Sublicense Fees” means all forms of consideration received by Licensee for a Sublicense, including, but not limited to royalties, cash, stock and other valuable non-cash consideration.

2.20 “Technical Information” means Confidential Information –

i. that is owned by the University or whose use or disclosure is legally controlled by the University, and

ii. that is in any manner related to any Invention or the Licensed Subject Matter or to the Project as defined in the Sponsored Research Agreement, and

iii. that is included within one or more of the following:

(a) a Licensed Patent, as defined herein,

(b) a disclosure of Technical Information by the University to the Company pursuant to Section 5.3 of this Agreement,

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(c) Research Results, as defined in the Sponsored Research Agreement, including any description of Research Results contained in any report to the Company,

(d) a report by the University to the Company pursuant to Sections 2.7 or 2.8 of the Sponsored Research Agreement,

(e) a Disclosure, as defined in the Sponsored Research Agreement, made pursuant to Section 8.1 thereof;

(f) a disclosure by the University to the Company and identified in writing as Technical Information by the University pursuant to any material transfer, nondisclosure or other similar agreement, document or arrangement between the University and the Company, or

(g) a disclosure by the University to the Company pursuant to that certain Nondisclosure Agreement among the Parties hereto executed on July 19, 2000 and effectively dated January 1, 2000.

Notwithstanding anything in the foregoing to the contrary, Technical Information shall not in any event include any information to the extent and as of the date: (x) excluded as Confidential Information under Sections 23.2 or 23.6 of this Agreement, (y) publicly disclosed by the University as a Scholarly Disclosure pursuant to Article 5.0 of the Sponsored Research Agreement, or (z) included within a Licensed Patent upon public disclosure thereof by the University or by any applicable governmental patenting authority.

2.21 “Territory” means the entire world.

2.22 “University of Washington,” “University,” and “UW” all mean the University of Washington, a public institution of higher education and an agency of the State of Washington, having its principal campus located in Seattle, Washington.

2.23 “University inventors” means (i) the persons described in Exhibit D attached hereto and (ii) any other University Personnel who may participate in the development of Inventions arising from the Sponsored Research Agreement.

2.24 “University Personnel” shall have the same meaning as defined in the Sponsored Research Agreement.

2.25 “Voting Agreement” means the agreement entered into by and between the Parties and others attached as Exhibit G. hereto.

3.0	Grant

3.1 Subject to Licensee’s performance of the terms and conditions of Articles 8.0 and 9.0 of this Agreement and Article 3.0 of the Sponsored Research Agreement, University hereby grants to Licensee for the term of this Agreement, and Licensee accepts, an exclusive, royalty-bearing

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license, with the right to sublicense, to import, make, have made, use, sell, offer for sale, have sold, and otherwise commercially exploit Licensed Subject Matter within the Field of Use in the Territory.

3.2 The License granted herein is subject to a reserved non-exclusive, non-transferable license in the Field of Use retained by the University to: (i) publish the general scientific findings front research related to Licensed Subject Matter, subject to the terms regarding publication described in Article 5.0 of the Sponsored Research Agreement; and (ii) use the Licensed Subject Matter only for its own bona fide research, teaching and other educationally-related purposes.

3.3 In the event the University has received or will receive any funding from a funding agency of the U. S. government for research contributing in whole or part to the development of the Licensed Subject Matter, Invention, Licensed Patents, and Technical Information, Licensee understands and agrees that such intellectual property may be subject to the rights and limitations of U.S. Public Laws 96-517 and 98-620, 35 USC §§200-211, and various implementing regulations, including those codified at 37 CFR Part 401, known generally and collectively as the “Bayh-Dole Requirements.” In such case, the Parties agree to include, where applicable, in any application for a U.S, Patent a statement fully identifying the rights of the U.S. government under the Bayh-Dole Requirements; and Company acknowledges that the University shall be required to grant the U.S. government a worldwide, non-exclusive, royalty-free license for such intellectual property, including the Licensed Patents, notwithstanding anything in this Agreement to the contrary.

4.0	Sublicensing

4.1 During the term of exclusivity of the license granted in this Agreement, Licensee shall have the right to grant Sublicenses to Licensed Patents in the Field of Use, or any part thereof, and for the Territory, or any portion thereof, at royalty rates and with other terms and conditions not less favorable to University than those required of Licensee by this Agreement.

4.2 Licensee agrees to forward to University a copy of any and all fully executed Sublicense agreements pertaining to Licensed Patents within thirty (30) days of the date of execution.

5.0	Disclosure of Patents and Technical Information

5.1 University, within sixty (60) days of the Effective Date, shall provide to Licensee copies of all issued patents and pending patent applications comprising the Licensed Patents as of that date.

5.2 University agrees to provide Licensee with a copy of any future patent application or applications filed by University relating to the Invention. University acknowledges that such patents and applications may become Licensed Subject Matter as otherwise provided under the terms of this Agreement and the Sponsored Research Agreement.

5.3 University agrees to disclose to Licensee any other Technical Information, not obtained by University under conditions of confidentiality, in University’s possession as of the Effective

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Date or during the term of this Agreement that University reasonably considers to be necessary or valuable to the commercial exploitation of Licensed Patents.

5.4 Where Technical Information is intended or reasonably expected to be included in a patent application, Licensee agrees to keep such Technical Information received from University and identified by University as confidential under conditions of strict secrecy until the filing and public disclosure of such application and to use the same degree of care Licensee would for its own confidential information, but not less than reasonable care, to protect University’s confidential Technical Information from disclosure to unauthorized third parties.

6.0	Diligence

6.1 Licensee, during the term of this Agreement, shall utilize its best efforts in proceeding with the development, manufacture and sale of commercial products and/or processes incorporating and/or utilizing the Licensed Subject Matter and with other commercial exploitation of the Licensed Subject Matter, and in creating a supply and demand for the Licensed Subject Matter.

6.2 Without limiting the foregoing, Licensee shall: (i) develop an Electro-Optic Modulator incorporating and/or utilizing Licensed Subject Matter substantially in accord with the schedule attached as Exhibit H hereto, including the milestones specified therein; and (ii) offer far general commercial sale an Electro-Optic Modulator incorporating and/or utilizing Licensed Subject Matter no later than eighteen (18) months after University discloses to and fully enables Company to obtain a sample of a nonlinear electro-optic material suitable for use in a commercially-saleable Electro-Optic Modulator, except that with respect to any such disclosure and enablement in existence on or after June 1, 2001, no later than twelve (12) months after the occurrence of any such disclosure and enablement.

6.3 If Licensee fails to adhere to the diligence obligations set forth in this Agreement, University may terminate this Agreement in accordance with Article 11.0 of this Agreement.

7.0	Patent Prosecution and Cost Recovery

7.1 University or its designee shall have sole control over the filing, prosecution and maintenance of any and all patent applications, whether pending or not yet filed as of the Effective Date of this Agreement, in Licensed Patents, and of the maintenance and other management of any and all issued patents in Licensed Patents. The Parties agree to use the Seattle, Washington law firm of Christensen, O’Connor, Johnson and Kindness as legal counsel for all patent matters and to change such counsel by mutual agreement.

7.2 University shall keep Licensee informed of the status of any and all patents and patent applications comprising Licensed Patents and shall provide to Licensee timely copies of all correspondence with the United States Patent and Trademark Office (as well as any foreign equivalent bodies), and shall provide Licensee with the opportunity from time to time to advise University on courses of action respecting the filing of new patent applications relating to the Invention, prosecution of patent applications, and management of patents in Licensed Patents, provided University shall have sole authority to prosecute Licensed Patents. If University determines that it will not maintain any of the Licensed Patents, University will provide timely

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notice to Licensee and shall provide to Licensee reasonable opportunity to maintain such Licensed Patents.

7.3 Licensee agrees to reimburse University for all fees and costs relating to the preparation (including any investigation and analysis directly relating to such preparation), filing, prosecution and maintenance of patent applications, including, without limitation, interferences, oppositions, and reexaminations, and maintenance and defense of patents, in Licensed Patents, whether incurred prior to the execution of this Agreement or during the term of this Agreement. Such fees and costs shall not include costs incurred by the University in the use of its own resources, such as employee time, and shall not extend to patenting fees and costs incurred by University after termination of this Agreement. Licensee agrees to pay invoices for such fees and costs submitted by University with thirty (30) days after receipt of any such invoice. Alternatively, University may instruct its legal counsel to send copies of all invoices related to the Licensed Patents directly to Licensee, and Licensee shall reimburse the invoicer directly as if that invoicer were University. University shall further instruct its legal counsel to notify University should any such invoice remain unreimbursed for a period of more than thirty days from the date of invoice. In any country where Licensee fails to pay fees and costs invoiced to Licensee by University within sixty (60) days of the date of such invoice, University may file, prosecute and/or maintain a patent application or patent at its own expense and for its own exclusive benefit, and Licensee thereafter shall not be licensed under such patent or patent application within such country.

8.0	Consideration; Licensing Fees, Common Stock and Royalty

8.1 Licensee agrees to pay to University a one-time, non-refundable, non-creditable license issue fee of Two Hundred Thousand Dollars ($200,000.00) due and payable upon execution of the Research Plan of the Sponsored Research Agreement.

8.2 Licensee will deliver to the University shares of its common stock and perform such other obligations in accordance with the Restricted Stock Purchase Agreement and Voting Agreement attached hereto as Exhibits F and G, respectively.

8.3 Commencing upon First Commercial Use but in no event later than January 1, 2002, Licensee agrees to pay to University a non-refundable annual license maintenance fee of seventy-five thousand dollars ($75,000) due and payable in four quarterly installments on the schedule specified in Section 9.1 of this Agreement and fully creditable against any royalties payable by Licensee under Section 8.4 of this Agreement.

8.4 Licensee agrees to pay to University an earned royalty calculated as a percentage of Net Sales Revenue during the term of this Agreement in accordance with the following:

8.4.1 With respect to Net Sales Revenue arising from sales of software constituting Licensed Subject Matter, the royalty rate shall be determined in accordance with Section 8.5 of this Agreement.

8.4.2 With respect to Net Sales Revenue arising from sales of Electro-Optic Modulators, the royalty rate shall be determined in accordance with Section 8.5 of this Agreement and shall in no event be less than 2.5% or more than 7.5%.

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8.4.3 With respect to Net Sales Revenue arising from sales of any Licensed Subject Matter other than as described in subsections 8.4.1 and 8.4.2, the royalty rate shall be determined in accordance with Section 8.5 of this Agreement and shall in no event be less than 2.5% or more than 7.5%.

8.4.4 No multiple royalties on Net Sales Revenue shall be payable by Licensee to University more than once on a particular product or process licensed under this Agreement as a result of any Licensed Subject Matter, its manufacture, use, or sale, are or being included within any of the following: (i) one or more patents (including any invention disclosures and patent applications) constituting Licensed Patents; or (ii) any item of Technical Information (irrespective of whether any such Technical Information is also included as part of a Licensed Patent). Royalties shall be determined at the component level for sales or similar transfers of items, i.e., if the component or process is used as a component that is part of a larger system, the royalty shall be payable on the component, not the system, unless the Licensed Subject Matter covers the system as a whole.

8.5 Royalties and royalty rates under this Agreement shall be determined in accordance with the following:

8.5.1 Within any applicable ranges set forth in Section 8.4 of this Agreement, the Parties agree to negotiate and determine royalty rates and other factors material to the application of a royalty on a product-by-product basis no later than the first sale or other commercial use of each product incorporating Licensed Subject Matter, except that, with respect to Electro-Optic Modulators, the royalty rate shall be determined no later than September 1, 2001. The Parties further agree that once a royalty rate has been established for a particular product, whether by mutual agreement or by the procedures set forth in Section 8.5.4 of this Agreement, such rate shall not be subject to change except by mutual agreement of the Parties. The Parties agree to promptly execute appropriate amendments to this Agreement reflecting all such determinations.

8.5.2 Royalty rates under this Agreement shall be commercially reasonable, taking into account usual and customary commercial factors, including, without limitation, the nature and character of the particular product, the industry within which it will be marketed and sold, Licensee’s anticipated profitability from the particular product sales, and the value added of Licensed Subject Matter to the product, and with respect to Licensed Subject Matter arising from Joint Intellectual Property as defined in the Sponsored Research Agreement, the relative contributions of the Parties to the development of such Joint Intellectual Property. Determination of the relative contributions of the Parties to the development of such Joint Intellectual Property shall be based on the relative value added by each Party to the commercial value of such Joint Intellectual Property and shall not necessarily be limited to matters disclosed in any Licensed Patent. Notwithstanding the foregoing, in no event shall royalty rates be inconsistent with any applicable ranges set forth in Section 8.4 of this Agreement.

8.5.3 Licensee agrees to provide timely notice of the planned offering for sale of any product incorporating any Licensed Subject Matter, which notice shall in no event be less

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than one-hundred twenty (120) days prior to the first sale. Either Party may at any time request the other Party to meet for the purpose of negotiating a royalty rate with respect to a particular product, including the definition of the product for purposes of calculating the royalty; providing, however, a Party shall not be required to enter into negotiations more than one-hundred twenty (120) days prior to the planned offering for sale of the particular product that is the subject of the requested negotiation.

8.5.4 In the event the Parties are unable to agree on the royalty rate for a particular product after three (3) meetings, either Party may submit the particular matter to binding interest arbitration to be decided by a single arbitrator in Seattle, Washington and administered by the American Arbitration Association. The arbitrator shall be experienced in conducting interest arbitration proceedings and knowledgeable in matters relating to the marketing and sale of electronic devices in the telecommunications industry, including usual and customary licensing arrangements. The arbitrator’s authority shall be limited to determining (without issuing either a reasoned opinion or findings of fact): (i) a commercially reasonable royalty rate in accordance with the requirements set forth in Section 8.4 and subsection 8.5.2 of this Agreement, and (ii) the definition of the particular product to which such royalty shall apply. The arbitrator shall have no authority to award any damages, costs or attorney fees or to decide any other matter or dispute arising under this Agreement, including without limitation any disputes regarding the validity of the Licensed Patents. All arbitration proceedings shall be conducted on an informal basis and no rules of evidence shall be applicable to such proceedings, except those as the arbitrator deems appropriate to a speedy and efficient determination. Prior to commencement of arbitration, each Party shall submit to the arbitrator and exchange with each other in advance of the hearing their last, best offers. The arbitrator shall be limited to awarding only one or the other of the two figures submitted, providing such figure is within any range applicable to the particular product as specified in Section 8.4 of this Agreement. Each Party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration. The written decision of the arbitrator shall be binding and final on the Parties and shall not be subject to any judicial or other appeal. Upon issuance, the arbitrator’s written decision shall be deemed to be incorporated herein and shall, without further action of the Parties, be deemed to be an amendment to this Agreement.

8.6 Licensee agrees to pay to University a percentage of Sublicense Fees, due and payable at the end of each calendar quarter in which such Sublicense Fees are received by Licensee on the schedule specified in Section 9.1 of this Agreement, according to the following:

8.6.1 With respect to Sublicense Fees received by Licensee from the sale of Electro-Optic Modulators by a Sublicensee, Licensee will pay to the University twenty per cent (20%) of all such Sublicense Fees.

8.6.2 With respect to Sublicense Fees received by Licensee from the sale of software by a Sublicensee, Licensee will pay to the University a commercially reasonable percentage of all such Sublicense Fees determined in accordance with Section 8.5.4 of this Agreement.

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8.6.3 With respect to Sublicense Fees received by Licensee other than as described in either subsection 8.6.1 or 8.6.2, Licensee will pay to the University a commercially reasonable percentage of all such Sublicense Fees determined in accordance with Section 8.5.4 of this Agreement, providing, however, that the percentage payable to the University as set forth in subsection 8.6.1 will be presumed to be commercially reasonable for purposes of this subsection 8.6.3 unless the objecting Party can produce clear and convincing evidence to the contrary.

8.6.4 Licensee shall be entitled to a credit for amounts payable to University under Section 8.5 of this Agreement for any amounts of Sublicense Fees allowed or credited by Licensee to a Sublicensee due to returns or similar circumstances (not to exceed the original billing or invoice).

8.7 If Licensee receives consideration in any form other than cash in connection with the use or sale of Licensed Subject Matter, or in connection with the grant of any Sublicense, Licensee shall, in the applicable report pursuant to Article 9 (Payment and Reports) of this Agreement, state the cash value to Licensee of such non-cash consideration. University may either (a) accept Licensee’s statement of cash value, in which case such stated cash value will be shared with University in accordance with the provisions in Article 8 (Licensing Fees and Royalty) of this Agreement; or (b) elect to have such non-cash consideration appraised by a qualified third party appraiser selected by University and reasonably acceptable to Licensee, in which case the appraised cash value will be shared with University in accordance with the provisions in Section 8.4 of this Agreement. If the appraised cash value is either more than one-hundred ten percent (110%) of Licensee’s seated value or more than $100,000 over Licensee’s stated value, the Licensee shall pay for the appraisal. In all other cases, the University shall pay for the appraisal.

8.8 If Licensee receives Sublicense Fees in the form of equity, all provisions of Section 8.6 of this Agreement shall apply, except that University may, at its sole discretion, elect to receive University’s share of such equity as either equity or the cash equivalent of such equity. If University elects to receive the equity, such equity shall be issued in the name “University of Washington.”

9.0	Payment and Reports

9.1 Licensee shall pay earned royalties to University quarterly within sixty (60) days of March 31, June 30, September 30, and December 31 of each year during the term of this Agreement. Each such payment shall reflect royalties due with respect to Net Sales Revenue occurring during the preceding calendar quarter.

9.2 With each payment, Licensee shall include a report setting forth such particulars of the business conducted by Licensee and each Sublicensee during the preceding calendar quarter as shall be pertinent to accounting as specified in this Agreement. The report, for Licensee and each Sublicensee, shall include at least (a) the number of units of Licensed Subject Matter manufactured, used, or sold; (b) gross amounts billed or invoiced for Licensed Subject Matter; (c) names and addresses of any and all Sublicensees; (d) the amount of Sublicense income received; (e) discounts and allowances; and (f) calculation of total amounts due University.

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9.3 Until Licensee or any Sublicensees engage in First Commercial Use or other commercial use of Licensed Subject Matter, Licensee shall prepare and submit to University within sixty (60) days of June 30 and December 31 of each year a report regarding the progress of Licensee and any Sublicensee in developing Licensed Subject Matter for commercial exploitation. Said report shall include such particulars as are necessary to demonstrate compliance with diligence obligations set forth in the Article 6.0 of this Agreement.

9.4 On or before the ninetieth (90th) day following the close of Licensee’s fiscal year, Licensee shall provide University with Licensee’s certified financial statements (or, if available, audited financial statements) for the preceding fiscal year, including, at a minimum, a balance sheet and an operating statement.

9.5 All payments required under this Agreement shall be made in U.S. dollars by check or money order payable to the “University of Washington”, and delivered to the Attention of Fiscal Specialist at the University’s Office of Technology Transfer delivered to the address as specified in this Agreement; of, if so directed in writing by University, in such currency, form, and to such account as University may designate. If applicable, the rate of exchange to be used in computing the amount of currency equivalent to the United States dollars shall be the rate of exchange as published in the Wall Street Journal on the last business day of the calendar quarter in which the Net Sales Revenue occurred.

9.6 Licensee agrees to pay a late fee for any payment more than ten (10) days overdue University under the terms of this Agreement, which shall be computed as simple interest at the rate of twelve percent (12%) per annum on any such overdue amounts. The payment of such a late fee shall not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

10.0	Recordkeeping

10.1 Licensee shall keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder. Licensee shall keep these records and books for a period of five (5) years following the end of the accounting period to which the information pertains.

10.2 Licensee agrees, at the request of University, to permit one or more accountants selected by University (“Accountant”) and reasonably acceptable to Licensee to have access to Licensee’s records and books of account during ordinary working hours with reasonable notice to audit with respect to any payment period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in the case of failure of the Licensee to report or make payment pursuant to the terms of this Agreement.

10.3 The Accountant shall not disclose to University any information relating to the business of Licensee except that which is necessary to inform University of: (a) the accuracy or inaccuracy of Licensee’s reports and payments; (b) compliance or noncompliance by Licensee with the terms and conditions of this Agreement; and (c) the extent of any inaccuracy or noncompliance.

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10.4 Should the Accountant believe there is an inaccuracy in any of the Licensee’s payments or noncompliance by the Licensee with any of such terms and conditions, the Accountant shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

10.5 In the event that Licensee’s royalties calculated for any quarterly period are underreported by more than ten per cent (10%) or by more thin $25,000, the costs of any audit and review initiated by University will be borne by Licensee; but, otherwise, University shall bear the costs of any audit initiated by University.

11.0	Term and Termination of Agreement; Dispute Resolution

11.1 The term of this Agreement shall commence on the Effective Date and shall continue until the last of Licensed Patents expires, unless sooner terminated in accordance with the provisions set forth in this Article 11.0 of this Agreement.

11.2 If Licensee breaches any material obligation imposed by this Agreement or fails to cure, within the appropriate cure period, a material obligation of the Sponsored Research Agreement, including without limitation any payment obligation under Section 3.1 of the Sponsored Research Agreement, then University may, at its option, send a written notice that it intends to terminate the license granted by this Agreement. If Licensee does not cure the breach within sixty (60) days from the notice date, then University shall have the right, without further notice, to immediately terminate this Agreement.

11.3 In no event shall an early termination of the Sponsored Research Agreement by the University pursuant to Section 11.1 of the Sponsored Research Agreement be deemed to be or give rise to a breach of this Agreement.

11.4 This Agreement, and the license granted to Licensee herein, shall terminate immediately in the event that (1) Licensee seeks liquidation, reorganization, dissolution or winding-up of itself, Licensee makes any general assignment for the benefit of its creditors, or Licensee ceases doing business; (2) a petition is filed by or against Licensee, or any proceeding is initiated by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision, and such filing remains unopposed for a period exceeding thirty (30) business days; or (3) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property.

11.5 Beginning five (5) years after the Effective Date, Licensee shall have the right to terminate this Agreement with or without cause, upon ninety (90) days prior written notice to University. Notwithstanding the foregoing, Licensee may terminate this Agreement upon ninety (90) days written notice to University upon payment to the University, to the extent not previously paid, of five (5) years of annual maintenance fees as described in Section 8.3 of this Agreement.

11.6 Termination of this Agreement pursuant to Articles 11.2, 11.3, or 11.4 shall terminate all rights and licenses granted to Licensee hereunder.

Page 12 of 21 Pages

11.7 Upon termination of this Agreement, any and all existing Sublicense agreements shall be immediately assigned to University and University agrees to keep them in force to the extent that University is capable of performing as a licensor in place of Licensee.

11.8 Termination by University or Licensee under the options set forth in this Agreement shall not relieve Licensee from any obligation to University arising under Article 8 of this Agreement and accruing prior to termination and shall not relieve either party from performing according to any and all other provisions of this Agreement that survive termination.

11.9 In the event that there remain no valid, enforceable, and infringed Licensed Patents covering Licensed Subject Matter, then following termination Licensee and any Sublicensees shall have no further obligation to pay royalties thereon or to account to University therefor.

11.10 The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either Party may have for the enforcement of any and all terms hereof and shall not in any way be interpreted to limit any other legal remedy such Party may have.

11.11 In the event of termination of this Agreement for whatever reason, Articles 18.0 and 19.0 shall survive such termination.

11.12 Prior to commencing any legal action, the Parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement. Either Party may initiate such negotiations by providing written notice to the other Party specifying that this provision of this Agreement is being utilized and setting forth the subject of the dispute and the relief requested. The Party receiving such notice will respond in writing within five (5) business days with a statement of its position on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority shall meet at a mutually agreeable time and place in Seattle, Washington within ten (10) business days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt in good faith to resolve the dispute. If the dispute is not resolved by these negotiations, the matter will be submitted to a mutually agreeable and recognized mediation service prior to initiating legal action. Any such mediation shall be conducted in Seattle, Washington and the costs of the mediation service shall be shared equally by the Parties.

12.0	Notices

12.1 Any notice to a Party provided pursuant to the terms of this Agreement shall be delivered either in person, mailed by registered mail (return receipt requested and postage prepaid), or transmitted by facsimile or electronic mail with operator confirmation, and addressed as indicated in Exhibit 5 attached hereto.

12.2 Notice shall be deemed effective upon the earlier of: (i) actual delivery to the Party; (ii) five (5) days after the date on which such notice was postmarked within the United States; or (iii) receipt by facsimile or other electronic means with operator confirmation. All notices given by facsimile or other electronic means shall be immediately followed by delivery in person or delivery by first class mail.

Page 13 of 21 Pages

13.0	Proprietary Rights

Licensee will not, by performance under this Agreement, obtain any ownership interest in Licensed Patents or any other proprietary rights or information of University, its officers, inventors, employees, students, or agents.

14.0	Patent Marking

Licensee shall mark, and shall require any sublicensee to mark, any and all material forms of Licensed Subject Matter or packaging pertaining thereto made and sold by Licensee (and/or by its Sublicensees) in the United States with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of Licensed Patents. All Licensed Subject Matter shipped to or sold in other countries shall be marked in such a manner as to provide notice to potential infringers pursuant to the patent laws and practice of the country of manufacture or sale.

15.0	Patent Infringement

15.1 Each Party shall promptly inform the other Party of any alleged infringement of Licensed Patents by a third party of which that Party is aware and provide any available evidence thereof.

15.2 During the term of exclusivity of the license granted hereunder, Licensee shall have the first right to settle any alleged infringement of Licensed Patents by securing cessation of the infringement, instituting suit against the infringer, or entering into a sublicensing agreement in and to relevant patents in Licensed Patents. To enjoy said first right, Licensee must notify University of such infringement within ninety (90) days of learning of said infringement and if University notifies Licensee in writing of its intent to initiate litigation on its own behalf, Licensee must initiate bona fide action to settle any alleged infringement within ninety (90) days of such notice. After Licensee has recovered its reasonable attorney’s fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of Licensed Patents, University and Licensee shall divide any remaining damages, awards, or settlement proceeds in the following manner:

University         twenty percent (20%)

Licensee            eighty percent (80%)

provided, however, that any payment by an alleged infringer as consideration for the grant of a Sublicense shall be handled according to the payment provisions for Sublicenses set forth in this Agreement.

15.3 In the event Licensee institutes suit against an alleged infringer during the term of exclusivity as provided in this Agreement, then the University may agree to voluntarily participate as a named party at its sole discretion. Otherwise, the University shall participate as an involuntary plaintiff only if the University is determined by a court to be a necessary or indispensable party, in which case the University agrees to be bound by any final judgment rendered by the court. Providing, however, the foregoing shall not be interpreted to limit any right of the University to intervene in any such suit within three (3) months of initiation of such

Page 14 of 21 Pages

lawsuit, and at any time thereafter for good cause, which right is hereby folly reserved. Unless the University intervenes, the University’s participation in any such suit shall be at Licensee’s sole expense, and University shall at Licensee’s expense for University’s direct associated expenses, fully and promptly cooperate and assist Licensee in connection with any such suit.

15.4 If Licensee fails, within ninety (90) days of the University’s written notice as described in Section 15.2 above, to secure cessation of the infringement, institute suit against the infringer, or provide to University reasonably satisfactory evidence that Licensee is engaged in bona fide negotiation for the acceptance by infringer of a sublicense in and to relevant patents in Licensed Patents, University may then, upon written notice to Licensee, assume full right and responsibility to secure cessation of the infringement, institute suit against the infringer, or secure acceptance of a sublicense from Licensee in and to relevant patents in Licensed Patents, approval for which sublicense Licensee shall not unreasonably withhold.

15.5 If University in accordance with the terms and conditions of this Agreement chooses to institute suit against an alleged infringer, University may bring such suit in its own name (or, if required by law, in its and Licensee’s name) and at its own expense, and Licensee shall, but at University’s expense for Licensee’s direct associated expenses, folly and promptly cooperate and assist University in connection with any such suit. Any and all damages, awards, or settlement proceeds arising from such a University-initiated action shall be the sole property of the University.

15.6 Neither Licensee nor University shall be obligated under this Agreement to institute a suit against an alleged infringer of the Licensed Patents.

16.0	Patent Validity Claims

16.1 If any claim challenging the validity or enforceability of any Licensed Patents shall be brought against Licensee, Licensee shall promptly notify University. University, at its option, shall have the right, within thirty (30) days after notification by Licensee of such action, to intervene and take over the sole defense of the claim at University’s expense.

16.2 If Licensee challenges the validity or enforceability of any Licensed Patents, Licensee agrees not to suspend any payments due University until such time as that patent in Licensed Patents is determined to be invalid or unenforceable by final judgment of a court of competent jurisdiction. During the pendency of any appeal there from, Licensee agrees to deposit any such payments due University into an escrow mutually agreeable to the Parties. Upon expiration of any period from which no further appeals can be taken in such proceedings, the proceeds of such escrow shall be paid to Licensee if the Licensed Patent at issue is determined to be invalid or unenforceable and shall be paid to University if the Licensed Patent at issue is determined to be valid and enforceable.

17.0	Use of Names; Relationship of Parties

17.1 Each Party agrees that it will not use the name, trademark or other identifier of the other Party for any advertising, promotion, or other commercially related purpose without the express prior written consent of the other Party. Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name,

Page 15 of 21 Pages

trade name, trademark or other designation of a Party hereto including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other Party has been obtained, provided that Licensee may state the existence of this Agreement and the fact that both Parties entered into it. For any use other than the foregoing, Licensee hereby expressly agrees not to use any name, tradename or trademark of the University, including without limitation “University of Washington” or its substantial equivalent, without the prior written approval from University.

17.2 The Parties each agree and understand that they are each acting as independent contractors and nothing contained herein shall be construed to be inconsistent with such relationship or status. Under no circumstances, shall either Party be considered an agent, representative or employee of the other Party. This Agreement shall not constitute, create, nor in any way be interpreted as giving rise to any joint venture, partnership, profit-sharing, or other similar business relationship of any kind between the Parties.

18.0	Representations, Warranties, Disclaimer; Assumption of Risk and Release

18.1 University represents and warrants that it has the right to grant the License in and to Licensed Patents and to disclose the Technical Information set forth in this Agreement.

18.2 FOR PURPOSES OF ARTICLE 18.0 OF THIS AGREEMENT, “SUBJECT MATTER” MEANS ALL LICENSED SUBJECT MATTER, LICENSED PATENTS, INVENTIONS, AND TECHNICAL INFORMATION AND ANY OTHER MATTER RELATING TO THE FOREGOING. THE SUBJECT MATTER IS PRELIMINARY AND EXPERIMENTAL IN NATURE. LICENSEE HAS BEEN PROVIDED A FULL OPPORTUNITY TO REVIEW AND INQUIRE ABOUT THE SUBJECT MATTER PRIOR TO USE AND ENTERING INTO THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE UNIVERSITY MAKES NO REPRESENTATIONS AND DISCLAIMS: ALL WARRANTIES, BOTH EXPRESS AND IMPLIED, WITH RESPECT TO THE UTILITY, PATENTABILITY, SAFETY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SUBJECT MATTER; AND THAT LICENSEE USE OF THE SUBJECT MATTER WILL NOT INFRINGE ANY THIRD PARTY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS. ALL OBLIGATIONS OR LIABILITIES ON THE PART OF THE UNIVERSITY FOR DAMAGES, INCLUDING BUT NOT LIMITED TO, INCIDENTAL, DIRECT, INDIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, PERFORMANCE, OR USE OF THE SUBJECT MATTER ARE DISCLAIMED. IF LICENSEE UTILIZES ANY OF THE SUBJECT MATTER, LICENSEE DOES SO AT ITS OWN RISK AND RELEASES AND DISCHARGES THE UNIVERSITY, ITS REGENTS, OFFICERS, AGENTS, EMPLOYEES, AND STUDENTS, FROM ALL LOSSES, CLAIMS, DAMAGES, AND EXPENSES (INCLUDING ATTORNEY’S FEES AND LEGAL COSTS) ARISING FROM LICENSEE’S USE OF THE SUBJECT MATTER. IN NO EVENT SHALL THE UNIVERSITY’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE COSTS AND FEES PAID TO UNIVERSITY UNDER THIS AGREEMENT.

Page 16 of 21 Pages

19.0	Indemnification

19.1 Except for those matters referred to Article 18.0 and section 19.2 of this Agreement, the Parties agree to defend, indemnify, and hold each other harmless from losses, claims, damages, and expenses (including reasonable attorneys’ fees and legal costs) arising from the negligent acts or omissions of their respective officers, employees, and agents acting in the course and scope of their duties under this Agreement. However, neither Party assumes responsibility for indirect or consequential damages suffered by the other Party or by any person, firm, or corporation not a Party to this Agreement.

19.2 Licensee agrees to defend, indemnify, and hold University harmless from losses, claims, damages, and expenses (including reasonable attorneys’ fees and legal costs) resulting from any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning any product, process or service made, used, or sold pursuant to any right or license granted under this Agreement, except to the extent attributable to the gross negligence or willful misconduct of the University, its officers, employees, and agents.

19.3 When invoking its rights under sections 19.1 or 19.2 of this Agreement, a Party shall promptly notify the other Party of the action, claim or other matter which gives rise to the defense and indemnity obligation and shall cooperate fully with the defense or settlement of the action, claim or other matter. The indemnifying Party shall have full control of the defense or settlement of the action, claim or other matter and shall ensure that all indemnified liabilities of the indemnified Party are fully discharged.

20.0	Applicable Laws; Jurisdiction; Venue

20.1 Licensee agrees to abide by all applicable federal, state, and local laws and regulations pertaining to the management and commercial deployment of any intellectual property or other rights transferred to Licensee under this Agreement or under any other agreement entered into pursuant to this Agreement.

20.2 Licensee understands that the University is subject to the laws and regulations of the United States, including the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that the University’s obligations hereunder are contingent upon compliance with all applicable laws and regulations, including those for export control. Licensee understands that any transfer of any intellectual property or other rights to Licensee under this Agreement or under any other agreement entered into pursuant to this Agreement, including transfers to Licensee’s Affiliates and permitted uses by certain third parties, may require a license from a cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not transfer data or commodities to certain foreign countries without the prior approval of an appropriate agency of the United States government. The University neither represents that any such export license shall not be required, nor that, if required, it shall be issued.

20.3 This Agreement shall be governed by and enforced according to the laws of the State of Washington, without giving effect to its or any other jurisdiction’s choice of law provisions, and

Page 17 of 21 Pages

the Superior Court of Washington for King County shall have exclusive jurisdiction and venue of all disputes arising under this Agreement, except that in any case where the courts of the United States shall have exclusive jurisdiction over the subject matter of the dispute, the United States District Court for the Western District of Washington, Seattle division, shall have exclusive jurisdiction and venue.

21.0	Attorney’s Fees

The prevailing Party in any action sought to enforce or interpret this Agreement or any provision of this Agreement shall be entitled to its reasonable attorney’s fees and costs, including any appeals thereon, as determined by a court in conjunction with any such legal proceeding.

22.0	Insurance

22.1 Licensee shall maintain general liability insurance including product liability and contractual liability coverage in such commercially reasonable amounts and with such qualified commercial insurers as are reasonably acceptable to University, but in no event less than one (1) million dollars. Licensee must declare whether the insurance is provided on a “claims-made” form and must notify University if coverage is canceled.

22.2 Licensee shall issue irrevocable instructions to its insurance agent and to the issuing company to notify University of any discontinuance or lapse of such insurance not less than thirty (30) days prior to the time that any such discontinuance or lapse is due to become effective. Licensee shall provide University a copy of such instructions upon their transmittal to the insurance agent and issuing company. Licensee shall further provide University, at least annually, proof of continued coverage.

23.0	Confidential Information

23.1 For purposes of this Agreement, “Confidential Information” shall mean: (i) all non-public information pertaining to any Invention or to the Licensed Subject Matter in written, graphic, oral or other tangible form, including without limitation all data, algorithms, formulae, techniques, improvements, technical drawings, computer software and materials; or (ii) Confidential Information as defined in the Sponsored Research Agreement.

23.2 Notwithstanding any other provisions of this Article 23.0 of this Agreement, a Party shall be free from any obligations of confidentiality hereunder regarding any information which is or becomes:

23.2.1 already known to such Party, other than under an obligation of confidentiality, at the time of disclosure;

23.2.2 generally available to the public or otherwise part of the public domain at the time of disclosure to such Party;

23.2.3 generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of such Party in breach of this Agreement or other agreement or legal obligation;

Page 18 of 21 Pages

23.2.4 subsequently lawfully disclosed to such Party by a third party under no obligation of confidentiality to the other Party;

23.2.5 independently developed by such Party as documented by written evidence;

23.2.6 approved for release by written authorization of the other Party;

23.2.7 furnished to a third party by the other Party without a similar restriction on the third party’s rights; or

23.2.8 disclosed pursuant to the requirement of a governmental agency or was legally required to be disclosed, including with respect to the University, disclosures of public records pursuant to RCW 42.17.250 et seq., and any administrative rules adopted pursuant thereto.

23.3 Subject to the University’s publications rights set forth in Article 5.0 of the Sponsored Research Agreement and the limitations of Sections 4.2 and 4.7 of the Sponsored Research Agreement, the University and Licensee agree not to engage in unauthorized disclosure or use of Confidential Information and to take reasonable measures to prevent unauthorized disclosure and use of Confidential Information, including without limitation taking reasonable measures to prevent creating a premature bar to a United States or foreign patent application. Each Party shall limit access to Confidential Information received from the other Party to those persons having a need to know in connection with the Licensed Subject Matter or in the operation of the business of the Company and shall use reasonable efforts to ensure that any such person receiving Confidential Information understands its confidential nature and agrees not to make unauthorized disclosure or use thereof. Each Party further agrees to employ no less than the same measures to protect Confidential Information that it uses to protect its own valuable information.

23.4 The Parties will take reasonable measures to mark and identify all Confidential Information as confidential. Confidential Information disclosed in oral form shall be identified as such by the disclosing Party to the other Party in writing within thirty (30) days of any such disclosure. Information that is not marked or not identified in writing as confidential within such period shall not be Confidential Information. Upon termination of this Agreement and to the extent otherwise consistent with this Agreement, any Confidential Information of the disclosing Party shall be promptly returned or destroyed upon written request of the disclosing Party.

23.5 In no event shall the obligations of confidentiality set forth in this Agreement be construed to limit either Party’s right to independently develop products or conduct research without the use of the other Party’s Confidential Information, except as may be expressly limited by this Agreement or any other applicable agreements between the Parties.

23.6 The Parties agree that, unless otherwise mutually agreed to in writing, the obligations regarding nondisclosure, protection and nonuse of Confidential Information set forth in this Agreement shall, in any event, end three (3) years after disclosure of Confidential Information.

Page 19 of 21 Pages

24.0	General

24.1 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

24.2 No omission or delay of either Party hereto in requiring due and punctual fulfillment of the obligations of any other Party hereto shall be deemed to constitute a waiver by such Party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

24.3 No amendment or modification hereof shall be valid or binding upon the Parties unless it is made in writing, cites this Agreement, and is signed by duly authorized representatives of University and Licensee.

24.4 This Agreement, and any rights or obligations hereunder, may be assigned by the University but shall not be assigned, transferred or delegated in whole or in part by Licensee, whether by a merger, a sale of assets, or in any other manner, except with the University’s express written approval. Any attempted assignment, transfer or delegation in breach of this provision shall be deemed to be void and of no effect, and shall entitle the University to terminate this Agreement upon written notice to Licensee. Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the Parties’ successors and lawful assigns.

24.5 The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

24.6 This Agreement, the exhibits attached hereto, and the Sponsored Research Agreement embody the entire understanding of the Parties and supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to the subject matter hereof.

24.7 Nonperformance by a Party, other than payment of any amounts due hereunder by Licensee, shall not operate as a default under or breach of the terms of this Agreement to the extent and for so long any such nonperformance is due to: strikes or other labor disputes; prevention or prohibition by law; the loss or injury to products in transit; an Act of God; or war or other cause beyond the control of such Party.

(THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

Page 20 of 21 Pages

The University and Licensee, each agreeing to be bound hereby, do hereby assent to the above Agreement by the signatures of their duly-authorized representatives.

The University of Washington		Lumera Corporation

By:	/s/ Robert C. Miller	By:	/s/ Todd R. McIntyre

Name:	Robert C. Miller	Name:	Todd R. McIntyre
Title:	Vice Provost	Title:	Vice President
Date:	October 20, 2000	Date:	October 20, 2000

Page 21 of 21 Pages

EXHIBIT A

FIELD OF USE

1.	Optical networks for voice, data and related telecommunications communications;

2.	Optical computing applications and holographic optical memory systems;

3.	Beam steering, control and scanning; and

4.	Commercial and defense radar, guidance, and sensing systems.

Exhibit A, Page 1 of 1 Page

EXHIBIT B

DESCRIPTION OF INVENTION

See United States Provisional Patent Application filed on or about July 24, 2000 entitled “Hyperpolarizable Organic Chromophores,” Serial Number 60/220312, included as Exhibit C herein.

Exhibit B, Page 1 of 1 Page

EXHIBIT C

INVENTION DISCLOSURES, PATENT APPLICATIONS AND/OR

PATENTS

1. United States Provisional Patent Application filed on or about July 24, 2000 entitled “Hyperpolarizable Organic Chromophores,” Serial Number 60/220312.

Exhibit C, Page 1 of 1 Page

EXHIBIT D

UNIVERSITY INVENTORS

1.	Dr. Larry Dalton

Exhibit D, Page 1 of 1 Page

EXHIBIT E

NOTICES

1.	To the University:

University of Washington

Office of Intellectual Property and Technology Transfer

University District Building, Suite 200

1107 N.E. 45th Street

Seattle, Washington 98105-4631

U.S.A.

(206) 685-4767 (Facsimile)

ott@u.washington.edu (Electronic Mail)

2.	To the Licensee:

Lumera Corporation

19910 North Creek Parkway

P.O. Box 3008

Bothell, Washington 98011

U.S.A.

(425) 415-6901 (Facsimile)

todd_mcintyre@lumera.com (Electronic Mail)

Exhibit E, Page 1 of 1 Page

EXHIBIT F TO EXCLUSIVE LICENSING AGREEMENT

LUMERA CORPORATION

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (“Agreement”), dated as of October 20, 2000, is by and between Lumera Corporation, a Washington corporation (the “Company” or the “Corporation”), and the University of Washington, a public institution of higher education and an agency of the State of Washington (the “University”).

WHEREAS, the Company and the University are entering into that certain Exclusive License Agreement (the “Exclusive License Agreement”), to which this Agreement is included as part thereof as Exhibit F thereto, and that certain Sponsored Research Agreement (the “Sponsored Research Agreement”), both of even date herewith (together, the “Technology Agreements”), and are entering into that certain Voting Agreement (the “Voting Agreement” and together with this Agreement, the “Stock Agreements”);

WHEREAS, the Company’s authorized capital stock (the “Capital Stock”) consists of two classes of no par value voting common stock (the “Common Stock”), a Class A common stock (the “Class A Common Stock”) and a Class B common stock (the “Class B Common Stock”), and one class of preferred stock (the “Preferred Stock”), the rights, privileges and preferences for which are described in Exhibit A attached hereto; and

WHEREAS, in consideration of the University’s license of certain technology to the Company and of the University’s performance of its covenants and agreements set forth in the Exclusive License Agreement, the Company has agreed to issue and sell to the University shares of the Class A Common Stock, and to grant certain other rights to the University.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and agreements contained in this Agreement and the Exclusive License Agreement, the Company and the University agree as follows:

1. Subscription for Shares. The University hereby subscribes for 802,414 shares of Class A Common Stock (the “Shares”) and, in consideration therefor, the University hereby delivers to the Company original duly executed copies of the Voting Agreement and the Technology Agreements.

2. Shares Subject to Vesting. The University’s right, title and interest in and to the Shares shall vest as provided in this Section 2. Any Shares in which the University’s right, title and interest have not yet vested in accordance with this Section 2 shall be referred to herein as “Unvested Shares.” Unvested Shares shall be subject to forfeiture by the University to the Company as provided in this Section 2. Vested Shares, as defined below, shall be subject to forfeiture and return by the University to the Company as provided in Section 2.10.

2.1 The University’s right, title, and interest in and to two-thirds of the Shares (534,943 shares) (the “Vested Shares”) shall vest when the Company and the University have executed the Research Plan (as defined in the Sponsored Research Agreement) as provided in

Page 1 of 13 Pages

EXHIBIT F TO EXCLUSIVE LICENSING AGREEMENT

Section 2.1 of the Sponsored Research Agreement (or upon execution of the Research Plan within such other period as the Company and University may mutually agree in writing).

2.2 The University’s right, title, and interest in and to one-third of the Shares (267,471 shares) shall vest two (2) years after the Start Date (as defined in the Sponsored Research Agreement) subject to the following conditions: (i) the Company and the University have executed the Research Plan (as defined in the Sponsored Research Agreement) as provided in Section 2.1 of the Sponsored Research Agreement (or upon execution of the Research Plan within such other period as the Company and University may mutually agree in writing); (ii) the Company has not provided the University notice of nonrenewal of the Sponsored Research Agreement for Good Cause (as defined in the Sponsored Research Agreement), within the period provided in Section 11.2 of the Sponsored Research Agreement (subject to all of the terms, conditions and limitations set forth therein); and (iii) the University has not voluntarily terminated the Sponsored Research Agreement pursuant to Section 11.1 thereof.

2.3 Notwithstanding anything to the contrary herein, all Unvested Shares shall immediately vest upon the earlier occurrence of any of the following: (i) a Change of Control (as defined in Section 2.11 herein), (ii) the Company’s termination, attempted termination or purported termination of the Sponsored Research Agreement, in each case, without legal justification or excuse, or (iii) the Company’s material breach and failure to cure within the specified cure period of any of the Stock Agreements or Technology Agreements. Any Shares that vest as provided in this Section 2.3 shall in no event be subject to forfeiture under Section 2.11 herein.

2.4 Any Shares that do not vest in accordance with Sections 2.1, 2.2 or 2.3 of this Agreement shall be forfeited and returned by the University to the Company without any additional consideration payable by the Company to the University. Any Shares forfeited by the University pursuant either to this Section 2.4 or to Section 2.10 herein shall be transferred to the Company for cancellation. In connection with any such forfeiture and cancellation, the University shall execute and deliver to the Company stock powers, endorsed in blank, and such other documentation as the Company shall reasonably require to carry out the purposes of this Section 2.4.

2.5 In addition to any other limitation on transfer created by applicable securities laws, the University may not, except as expressly provided herein, sell, exchange, transfer, assign, pledge or otherwise encumber or dispose of any interest in any of the Unvested Shares. Any such attempt by the University to sell, exchange, transfer, assign, pledge or otherwise encumber or dispose of any interest in any of the Unvested Shares prior to vesting thereof (other than pursuant to forfeiture and return in accordance with Section 2.4) shall be null and void and shall have no force or effect.

2.6 Notwithstanding the foregoing Section 2.5, the University may, consistent with the University’s established policies and procedures, transfer a portion of the Shares to such of its employees participating as University Personnel as defined under the Sponsored Research Agreement as it may in its sole judgment and discretion determine, including Dr. Larry Dalton and Dr. Bruce Robinson, subject to the following terms and conditions:

2.6.1 No transfer may be effected under 2.6 of this Agreement unless it is lawful under any applicable laws, including but not limited to the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any applicable state securities or “blue sky” laws (together, the “Acts”).

Page 2 of 13 Pages

EXHIBIT F TO EXCLUSIVE LICENSING AGREEMENT

2.6.2 Prior to any such transfer, the University shall provided a written request to the Company requesting approval of the transfer, describing the name of the transferee and the number of Shares to be transferred, and providing information confirming that the transferee has acted as University Personnel under the Sponsored Research Agreement.

2.6.3 Within ten (10) business days after receipt of such request, the Company shall send a written acknowledgment thereof to the University together with a request for any additional information or documentation that the Company may reasonably require to assure itself that the proposed transfer is consistent with the terms of this Agreement, including subsection 2.6.1 herein. Such documentation may include a legal opinion, in a form reasonably acceptable to the Company, that the transfer is not required to be registered or qualified under the Acts. If Company requests such an opinion, Company shall reimburse the University for its reasonable legal fees and expenses for obtaining such an opinion.

2.6.4 Upon approval of any transfer by the Company and the execution and delivery thereto of any documentation reasonably required by the Company and/or University, the Company will take all steps necessary to consummate such transfer, subject to any terms and conditions reasonably required by the Company.

2.6.5 The Company and University agree that upon transfer, any transferee shall be deemed to be an assignee of such portion of the University’s rights and obligations under this Agreement to the extent of the Shares transferred but that any transferee shall not be deemed to be an assignee of any rights or obligations of the University under the Voting Agreement. The Company and University further agree to cooperate in preparation of agreements to be executed by such transferees that are consistent with and that will effectuate such understanding.

2.7 In the event of any stock dividend, stock split or consolidation of shares or any like capital adjustment of any of the Capital Stock, any new, substituted, or additional securities or other property to which the University becomes entitled by reason of ownership of the Shares shall be held and subject to forfeiture by the University to the same extent as the Unvested Shares that remain subject to forfeiture immediately prior to such event.

2.8 Notwithstanding the foregoing, unless and until forfeited to the Company in accordance with Section 2.4, the Unvested Shares shall be held of record and owned by the University for all purposes, and the University shall have the right to vote the Unvested Shares on all matters coming before the shareholders of the Company and receive any dividends, rights or other distributions with respect to the Unvested Shares. For income tax purposes, any dividends, rights or other distributions with respect to the Unvested Shares shall be, to the extent taxable, income to the University.

Page 3 of 13 Pages

EXHIBIT F TO EXCLUSIVE LICENSING AGREEMENT

2.9 Promptly after the date on which any Unvested Shares shall vest in accordance with Sections 2.1, 2.2 or 2.3 herein, the Company shall deliver or cause to be delivered to the University one or more certificates representing such Shares. Upon vesting, the University shall own all right, title and interest to such Vested Shares and such Vested Shares shall not thereafter be subject to any possibility of forfeiture to the Company, excepting only as provided in Section 2.10 hereof.

2.10 If the University effectively terminates the Sponsored Research Agreement pursuant to Section 11.2 thereof on or before any of the time periods indicated below and providing that none of the events specified in Section 2.3 (i), (ii) or (iii) herein has occurred, the University shall forfeit and return to the Company a percentage of the Vested Shares held by it (or in the event it no longer holds sufficient Vested Shares, then the proceeds held by it from the disposition thereof as of such effective termination date), in accordance with the following schedule:

Effective Termination Date by University (Days after Start Date of Sponsored Research Agreement)	Percentage of Vested Shares Forfeited and Returned to Company
1 – 183	75%
184 – 365	50%
366 – 548	25%
549 or more	0%

2.11 For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to occur upon any of the following events:

2.11.1 A “Board Change” which, for purposes of this Agreement, shall have occurred if a majority (excluding vacancies) of the seats on the Company’s Board of Directors (the “Board”) is composed of individuals who were neither (i) nominated by a majority of the Incumbent Directors; nor (ii) appointed by directors so nominated. An “Incumbent Director” is a member of the Board who has been either (x) nominated by a majority of the directors of the Company then in office or (y) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial appointment or election occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Person” being defined for purposes of this Section 2.11 as any individual, entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act);

2.11.2 The acquisition by a Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), which acquisition is not approved in advance by a majority of the Incumbent Directors; provided, however, that for purposes of this subsection 2.11.2 the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the

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EXHIBIT F TO EXCLUSIVE LICENSING AGREEMENT

Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection 2.11.3 are satisfied;

2.11.3 Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of Common Stock (the “Outstanding Company Common Stock”) and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were the Incumbent Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

2.11.4 Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and of the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Voting Securities, (B) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were recommended by a majority of the Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

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3. Representations, Warranties and Covenants of the University. As of the date of execution of this Agreement, the University represents, warrants, and covenants as follows:

3.1 The University is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Except with respect to any transfers pursuant to Section 2.6 herein, the Shares are being acquired by the University for investment purposes only, for the University’s own account, and not on behalf of any other persons or with a view to, or for resale or other distribution in connection with, any distribution of all or any part of the Shares.

3.2 The University understands and acknowledges that the Shares are being issued to the undersigned without being registered under the Acts and that the Company shall not be required to effect, permit or recognize any sale, offer for sale, exchange, transfer, assignment, pledge or other encumbrance or disposition of any interest in any of the Shares unless such transaction is registered under the Acts, unless the transfer is in accordance with Section 2.6 herein, or unless the Company is furnished with a legal opinion, acceptable to the Company, that such registration is not required; and the Company shall be entitled to cause legends to this effect to be endorsed on any certificates evidencing the Shares. Further, the Company shall have the right to place a stop-transfer order with its transfer agent pursuant to which transfer of all or any portion of the Shares shall be prohibited except upon a proper showing of compliance herewith.

3.3 The University understands and acknowledges that it must bear the economic risk of this investment for an indefinite period of time because the offer and sale of the Shares have not been registered under the Acts, and consequently they cannot be sold or otherwise transferred unless such transaction is subsequently registered under the Acts or exemptions from registration are available.

3.4 The University has received all information it considers necessary or appropriate for deciding whether to acquire the Shares. The University has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company.

4. Representations, Warranties, and Covenants of the Company. As of the date of execution of this Agreement, the Company represents, warrants, and covenants as follows:

4.1 The Company is a validly existing, duly-organized corporation under the laws of the State of Washington, and is in good standing in all jurisdictions where it does business. The Stock Agreements and the Technology Agreements are duly executed, valid and binding Agreements on the Company and will not conflict with any other agreements to which the Company is a party.

4.2 There are no legal claims, including suits, actions, governmental claims, regulatory proceedings or tax claims, pending or, to the Company’s knowledge, threatened against the Company, that would materially adversely affect the Company’s ability to perform the Stock Agreements or the Technology Agreements or to conduct its business.

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4.3 After giving effect to this Agreement, the Shares issued hereunder will constitute no less than 13% of the Outstanding Company Common Stock.

4.4 After giving effect to this Agreement, the Company has 70,000,000 shares of Class A Common Stock authorized, 10,000,000 shares of Class B Common Stock authorized, and 30,000,000 shares of Preferred Stock Authorized, which constitutes the entire Capital Stock of the Company. After issuing the Shares, the Company will have issued and there will be outstanding 802,414 shares of Class A Common Stock, 5,370,000 shares of Class B Common Stock and no shares of Preferred Stock. Attached hereto as Exhibit A, and by this reference incorporated herein, is a complete and accurate description of the rights, privileges and preferences of the Capital Stock. Attached hereto as Exhibit B, and by this reference incorporated herein, is a complete and accurate description of all persons owning or having any right to own any shares of Capital Stock together with a description of the nature and amount of their interests. Except as set forth in Exhibit B, the Company has neither issued nor made any commitments to issue any additional shares of its Capital Stock, including its Common Stock.

4.5 The Company has not granted or issued nor at any time prior to the Company IPO, as defined below, will the Company grant or issue to the persons listed in Exhibit B any Capital Stock, including Common Stock, anti-dilution rights: (i) protecting such any such persons’ percentage of ownership of the Company Outstanding Common Stock or Outstanding Company Voting Securities, (ii) protecting any such persons from loss in the economic value of their holdings of Capital Stock, including Common Stock, or (iii) otherwise providing any such persons protections against any Dilutive Issuance, as defined below; in each case on terms more favorable than provided to the University.

4.6 Except only as may be expressly permitted pursuant to Sections 4.7(i) or (ii) herein, at no time prior to a Company IPO, as defined below, will the Company issue any Capital Stock, including Common Stock, or any security convertible into Capital Stock, including Common Stock, at less than fair market value. “Company IPO”, as used herein, shall mean an offering pursuant to an initial registration statement under the Securities Act pertaining to the initial underwritten public offering of shares of the Company’s Common Stock.

4.7 For purposes of this Section 4, a “Dilutive Issuance” means any issuance of shares of Capital Stock for a consideration per share of Common Stock (or its equivalent) less than the fair market value thereof on the date of issuance; provided, that the following shall not constitute a Dilutive Issuance:

(i) issuance of shares of Common Stock to directors, employees or consultants of or advisors to the Company pursuant to a Company stock option plan or similar compensatory plans or arrangements approved by the Board of Directors and by the shareholders of the Company (or any such issuance by any committee thereof or officer of the Company, acting in accordance with authority delegated to such committee or officer by the Board of Directors pursuant to any such plan or arrangement) upon affirmative recommendation of a majority of the members of a compensation committee of the Board of Directors (the

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EXHIBIT F TO EXCLUSIVE LICENSING AGREEMENT

“Compensation Committee”), which committee shall consist of no less than three members and be composed solely of Disinterested Directors, as defined herein, or

(ii) issuance of shares of Common Stock upon conversion or exercise of subscriptions, warrants, options, convertible securities, or other rights outstanding on the date of this Agreement and set forth in Exhibit B attached hereto.

For purposes of this Section 4.7, “Disinterested Director” shall mean a person who meets the definition of “non-employee directors” under Rule 16b-3 of the rules and regulations promulgated under the Exchange Act.

6. Affiliate Transactions. The Company shall not enter into any transaction with any director, officer, or employee of the Company or any immediate family member of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, except for transactions (a) on customary terms related to such person’s employment by the Company or (b) that are approved by the Board of Directors of the Company upon the affirmative recommendation, as appropriate, of a majority of the members of the Compensation Committee thereof.

7. Lock-up Agreement.

7.1 Until the closing of the Company IPO and during the one-year period thereafter, the University shall not, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees or to transferees of the University referred to in Section 2.6 herein who agree to be similarly bound) any of the Shares (the act of disposing of the Shares in any manner, a “Transfer”). During the period beginning on the first anniversary of the completion of the Company IPO and ending on the second anniversary thereof, the University may Transfer up to fifty percent (50%) of the Shares that are not subject to forfeiture and return pursuant to Section 2.4 or 2.10 hereof. After the second anniversary of the completion of the Company IPO, the University may Transfer up to twenty-five percent (25%) of the Shares that are not subject to forfeiture and return pursuant to Section 2.4 or 2.10 hereof during any consecutive 12 month period.

7.2 The agreements set forth in Section 7.1 shall terminate on the earlier of (i) one year after the expiration or termination of the Sponsored Research Agreement (other than a termination by the University under Section 11.1 thereof); (ii) four years after the Start Date of the Sponsored Research Agreement as defined therein; or (iii) a Change of Control.

8. University Registration Rights.

8.1 Notice of and Rights to Registration. If at any time or from time to time the Company determines to register any of its securities in connection with the public offering thereof, either for its own account (other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a rule 145 transaction under the Act), or the account

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of its security holders exercising any respective demand or other registration rights, then the Company will (a) promptly give to the University written notice thereof; and (b) include in such registration (and any related qualification or other filing under blue sky laws) and in any underwriting involved therein, such portion of the Shares of the University specified in a written request or requests by the University, made within fifteen (15) days after receipt of such written notice from the Company, but except as provided below, only to the extent that such inclusion will not diminish the number of securities included by the Company and will not materially adversely affect the price at which the securities may be sold, as determined by the managing underwriter.

8.2 Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, then Company shall include such information in the notice provided pursuant to section 8.1. In such event, the right of the University to registration pursuant to this section shall be conditioned upon the University’s execution of an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company (or by the holders who have demanded such registration) and containing such provisions as are mutually agreeable among the holders of a majority of the securities proposed to be included in such underwriting, the Company, and the managing underwriter. If the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, then the underwriter may limit the number of Shares to be included in the secondary portion of the registration; provided that in a Company IPO the underwriter may reduce the number of securities to be sold by all shareholders to zero (or such higher number as may be negotiated by any other shareholder), but in any subsequent public offering the underwriter may reduce the number of securities to be sold by all shareholders to not less than 20% of the securities to be registered (or such higher number as may be negotiated by any other shareholder). The number of securities to be registered shall be allocated among all shareholders having registration rights in proportion, as nearly as practicable, to the respective amounts of securities held by such shareholders at the time of filing the registration statement, except that, in the event the managing underwriter limits the number of securities included in the registration statement, all Shares of the University shall have priority over any securities owned by any officer or employee of the Company. If the University disapproves of the terms of any underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter and registration statement, who shall cause such withdrawal.

8.3 Right to Withdraw or Terminate Registration. The Company shall have the right, in the sole discretion of the Board, to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not the University has elected to include Shares in such registration statement.

8.4 Indemnification.

8.4.1 To the extent permitted by law, the Company will indemnify the University, its regents, officers, agents, employees and affiliates (as defined in the Securities Act) against all expenses, claims, losses, damages or liabilities or actions in respect thereof, including any of the foregoing incurred in settlement of any litigation, commenced or threatened,

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arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which the shares were registered, including any prospectus or other document, contained therein or based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or any violation (or alleged violation) by the Company of any rule or regulation promulgated under the Acts. The Company will defend the University and reimburse the University for any legal and other expenses reasonably incurred in connection with investigating, preparing, or defending any such claim, loss, damage, liability or action. Notwithstanding the foregoing, the Company will not be liable hereunder for any amounts paid in settlement of such loss, claim, damage, or liability, or action, if such settlement is effected without the consent of the Company (which consent shall not be withheld unreasonably); nor shall the Company be liable hereunder for any such loss, claim, damage, or liability, or action to the extent that it arises out of or is based on any untrue or alleged untrue statement or omission or alleged omission that occurs in reliance upon or in conformity with written information furnished to the Company by an instrument duly executed by the University and stated to be specifically for use therein.

8.4.2 To the extent not prohibited by law, the University will, if Shares held by the University are included in a registration statement, indemnify the Company, its directors and officers, each employee, or agent of the Company or its affiliates (as defined in the Securities Act), each underwriter, and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter or any other securityholder of the Company selling securities under such registration statement, and any controlling person of such underwriter or securityholder, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement under which the Shares were registered, including any prospectus or other document or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation (or alleged violation) by the University of any rule or regulation promulgated under the Acts, and the University will reimburse the Company, the underwriters and any of the foregoing persons for any legal and other expenses reasonably incurred in connection with investigating, preparing, or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such actual or alleged untrue statement or actual or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by the University and stated to be specifically for use therein; provided, however, that in no event shall the indemnification provided by the University exceed the gross proceeds received by the University for sale of the Shares pursuant to such registration. Notwithstanding the foregoing, the University will not be liable hereunder for any amounts paid in settlement of such loss, claim, damage, or liability, or action, if such settlement is effected without the consent of the University (which consent shall not be withheld unreasonably).

8.4.3 The party entitled to indemnification shall permit the indemnifying party to assume the defense of any claim provided that counsel for the indemnifying party, who shall conduct the defense of such claim, shall be reasonably acceptable to the indemnified party. No

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indemnifying party shall, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim.

8.4.4 If the indemnification provided for in this Section 8.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

8.4.5 Notwithstanding the foregoing, to the extent that any express provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering conflict with the foregoing provisions, such express provisions of any such underwriting agreement shall, to the extent of such conflict, control.

8.4.6 The obligations of the Company and the University under this Section 8.4 shall survive the completion of any offering of the Shares in a registration statement under this Section 8.

8.5 Information. The University shall, if its Shares are included in any registration, furnish to the Company such information as the Company may request in writing and as shall be required in connection with any registration statement.

8.6 Expiration. The University’s registration rights set forth in Section 8.1 herein shall terminate on the earlier of: (i) two years after the Company IPO, or (ii) one year after the expiration of the lock-up agreement referred to in Section 7.1 herein or such later time that the University becomes eligible to sell all of the Shares in a public transaction pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act.

9. Termination. This Agreement, other than Section 8 (which shall continue as provided in Section 8.6 and subsection 8.4.6), will terminate on the earlier of: (i) the effective date of the Company IPO, or (ii) a Change of Control.

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10. Transfers in Violation. The Company will not be required (a) to transfer on its books any Shares that have been sold, exchanged, transferred, assigned, pledged or otherwise encumbered or disposed in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares purport to have been so transferred.

11. Governing Law. This Agreement shall be governed by and enforced according to the laws of the State of Washington, without giving effect to its or any other jurisdiction’s choice of law provisions, and the Superior Court of Washington for King County shall have exclusive jurisdiction and venue of all disputes arising under this Agreement, except that in any case where the courts of the United States shall have exclusive jurisdiction over the subject matter of the dispute, the United States District Court for the Western District of Washington, Seattle division, shall have exclusive jurisdiction and venue.

12. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Attorney’s Fees. The prevailing Party in any action sought to enforce or interpret this Agreement or any provision of this Agreement shall be entitled to its reasonable attorney’s fees and costs, including any appeals thereon, as determined by a court in conjunction with any such legal proceeding.

14. Assignment. The rights and benefits of this Agreement will inure to the benefit of and be enforceable by the Company and its respective successors and assigns. The rights and obligations of the University under this Agreement may not be assigned without the prior written consent of the Company.

15. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent prepaid registered or certified mail return receipt requested, addressed to the other party at the address shown below or at such other address for which such Party gives notice hereunder. Such notice shall be deemed to have been given three business days after deposit in the mail.

16. Entire Agreement; Amendment. The Stock Agreements and the Technology Agreements constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof. This Agreement may be modified or amended only by a written instrument between the parties or their successors subsequent to the date of this Agreement.

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17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:	LUMERA CORPORATION

	By:	/s/ Richard F. Rutkowski

Printed Name: Richard F. Rutkowski
Title: President

Address: 19910 North Creek Parkway Bothell, Washington 98011-3008

THE UNIVERSITY	THE UNIVERSITY OF WASHINGTON

	By:	/s/ Douglas W. Breckel

Printed Name: Douglas W. Breckel
Title: Senior Associate Treasurer

Address: Office of Financial Management University of Washington 280 Gerberding Hall Box 351248 Seattle, Washington 98195

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EXHIBIT A

TO

RESTRICTED STOCK PURCHASE AGREEMENT

RIGHTS, PRIVILEGES AND PREFERENCES OF HOLDERS OF CAPITAL STOCK

(AS SET FORTH IN ARTICLE II OF THE COMPANY’S

AMENDED ARTICLES OF INCORPORATION)

A. Authorized Capital. The Corporation is authorized to issue a total of one hundred million (100,000,000) shares of capital stock, consisting of: seventy million (70,000,000) shares of common stock, no par value, of which sixty million (60,000,000) shares shall be designated “Class A Common Stock” and ten million (10,000,000) shares shall be designated “Class B Common Stock,” and thirty million (30,000,000) shares of “Preferred Stock,” no par value.

B. Common Stock. Subject to any rights expressly granted or modified pursuant to Section C of this Article II, the Class A Common Stock and Class B Common Stock shall have identical rights, consistent with all those rights and privileges ordinarily associated with common stock, including but not limited to voting rights, general rights to dividends and liquidation rights, except as set forth in Article II Sections B(1) and B(2) below.

(1) Voting Rights. Except as otherwise required by law, the holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders, and the holders of Class B Common Stock will be entitled to ten votes per share on all matters to be voted on by the Corporation’s shareholders.

(2) Conversion Rights. At any time or from time to time, any holder or holders of Class B Common Stock may elect, by written notice to the Corporation, to have any or all of its or their shares of Class B Common Stock converted into shares of Class A Common Stock, in which event the Corporation shall cause such shares of Class B Common Stock to be converted into an equal number of fully paid and nonassessable whole shares of Class A Common Stock on such date (the “Conversion Rate”), not later than thirty (30) days following receipt of such notice by the Corporation.

(a) Subdivision or Combination of Class A Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Class A Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Class A Common Stock shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall be proportionately increased.

(b) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Class A Common Stock, solely for the purpose of issuance upon the conversion of Class B Common Stock as herein provided, such number

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EXHIBIT F TO EXCLUSIVE LICENSING AGREEMENT

of shares of Class A Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock.

(c) Mandatory Conversion. All outstanding shares of Class B Common Stock shall automatically convert into fully paid and nonassessable whole shares of Class A Common Stock on the basis set forth in this Section B(2) upon the closing of a sale of the Corporation’s common stock in a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation.

(d) Conversion upon Election of Holders of Class B Common Stock. Upon the vote or written consent of the holders of not less than a majority of the then-outstanding shares of Class B Stock, all outstanding shares of Class B Common Stock shall be automatically converted into the number of fully paid and nonassessable whole shares of Class A Common Stock, calculated in the manner set forth in this Section B(2), without any further action by the holders of such shares. Notice hereof shall be given by the Corporation to the holders of the Class B Common Stock within thirty (30) days of such vote or consent. The effective date of such conversion hereunder shall be the date specified in the vote causing conversion, or if no date is specified, the date such vote is taken.

C. Preferred Stock. Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and these Amended Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution establishing a series of shares of Preferred Stock, prior to the issuance of any shares of a series so established or to be established, the Board of Directors may by resolution amend the relative rights and preferences of the shares of such series, and, after the issuance of shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

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EXHIBIT F TO EXCLUSIVE LICENSING AGREEMENT

EXHIBIT B

TO

RESTRICTED STOCK PURCHASE AGREEMENT

HOLDERS OF LUMERA CORPORATION CAPITAL STOCK

Name of Holder	Nature of Interest	Number of Shares
University of Washington	Class A Common Stock	802,414
Other	Class A Common Stock	None
Microvision, Inc.	Class B Common Stock	4,700,000
Other[1]	Class B Common Stock	670,000[1]
None	Preferred Stock	None

[1]	Consists of such other holders of Class B Common Stock identified by person and number of shares held as set forth in a letter dated October 18, 2000 from Todd R. McIntyre, Vice President of Company, to University as of the Effective Date of this Agreement.

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EXHIBIT G TO EXCLUSIVE LICENSING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of October 20, 2000 by and among Lumera Corporation, a Washington corporation (the “Company”), Microvision, Inc., a Washington corporation (“Microvision”), and the University of Washington (the “University”). The Company, Microvision, and the University are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, the Company and the University have entered into that certain Exclusive Licensing Agreement, of even date herewith (the “License Agreement”), Sponsored Research Agreement, of even date herewith (the “Research Agreement”), and Restricted Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”), which provide for, among other things, the sale and issuance of shares of the Company’s common stock to the University;

WHEREAS, to induce the University to enter into the License Agreement, Microvision and the Company desire to enter into this Agreement with the University; and

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Agreement to Vote. Microvision, as the majority shareholder of the Company, hereby agrees on behalf of itself and any transferee or assignee of any of its shares of the Company’s common stock, to hold all of the shares of the Company’s common stock registered in its name (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such common stock, and any other voting securities of the Company subsequently acquired by Microvision) (hereinafter collectively referred to as the “Shares”) subject to, and to vote the Shares at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Agreement.

2. Election of Director. At any regular or special meeting of shareholders at which directors of the Company shall be elected (or in any written consent in lieu thereof), Microvision shall vote the Shares (or by written consent) to elect one director nominated by the University; provided that Microvision shall not be so obligated if, after such election, the Board of Directors of the Company shall include more than one nominee of the University.

3. Resignation of Director. The University shall cause its nominee then-serving as a director of the Company to resign as a director effective upon the termination of this Agreement in accordance with Section 8 hereof.

4. Legend on Share Certificates. Each certificate representing any Shares shall be endorsed by the Company with a legend reading substantially as follows:

“The Shares evidenced hereby are subject to a Voting Agreement (a copy of which may be obtained upon written request from the issuer), and by accepting any interest in such shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of said Voting Agreement.”

EXHIBIT G TO EXCLUSIVE LICENSING AGREEMENT

The Company shall provide, free of charge, a copy of this Agreement to any holder of shares of the capital stock of the Company upon written request therefrom to the Company at its principal office. The failure to cause the certificates evidencing the Shares to bear the legend or to provide a copy of this Agreement as provided for by this Section 3 shall not affect the validity or enforceability of this Agreement.

5. Covenants of the Company. The Company agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the Parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the University’s nominee as a director of the Company as provided herein and reasonable efforts to require that any present or future shareholders of the Company enter into substantially similar binding written agreements to those of Microvision herein. The Company will not voluntarily avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Parties hereunder against impairment.

6. No Liability for Election of Recommended Director. Neither the Company nor Microvision, nor any officer, director, shareholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the University’s nominee to serve on the Company’s Board of Directors by virtue of such Party’s execution of this Agreement or by Microvision’s act of voting for such nominee pursuant to this Agreement.

7. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of a proxy, such proxy shall be deemed coupled with an interest and is irrevocable for the term of this Agreement.

8. Term. This Agreement shall terminate and be of no further force or effect as of the earliest of (a) the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement on Form S-8 [or any successor form] relating to the sale of the Company’s securities to employees, directors, or advisors of or consultants to the Company pursuant to its stock option plan and similar compensatory plans and arrangements, or a stock purchase or similar plan or a registration statement on Form S-4 [or any successor form] relating to a reorganization or other SEC Rule 145 transaction); (b) a merger, consolidation, reorganization, or similar transaction that results in the holders of the Company’s voting capital stock immediately prior to the transaction owning less than thirty-five percent (35%) of the voting capital stock of the acquiring, surviving or continuing person immediately after the transaction; or (c) the sale of all or substantially all of the assets of the Company or (d) the transfer or assignment by the University to persons or entities not affiliated or not employed by the University of fifty percent (50%) or more of the shares of Common Stock issued to it pursuant to the Purchase Agreement.

EXHIBIT G TO EXCLUSIVE LICENSING AGREEMENT

9. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent prepaid registered or certified mail, return receipt requested, addressed to the other Party at the address shown below or at such other address for which such Party gives notice hereunder. Such notice shall be deemed to have been given three (3) business days after deposit in the mail.

10. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party or Parties for whose benefit such term has been included. Any amendment or waiver so effected shall be binding upon the Parties hereto.

11. Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to Microvision (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 3.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13. Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and assigns.

14. Governing Law and Attorney’s Fees. This Agreement shall be governed by and enforced according to the laws of the State of Washington, without giving effect to its or any other jurisdiction’s choice of law provisions, and the Superior Court of Washington for King County shall have exclusive jurisdiction and venue of all disputes arising under this Agreement, except that in any case where the courts of the United States shall have exclusive jurisdiction over the subject matter of the dispute, the United States District Court for the Western District of Washington, Seattle division, shall have exclusive jurisdiction and venue. The prevailing Party in any action sought to enforce or interpret this Agreement or any provision of this Agreement shall be entitled to its reasonable attorney’s fees and costs, including any appeals thereon, as determined by a court in conjunction with any such legal proceeding.

15. Entire Agreement. This Agreement, the Purchase Agreement, the Exclusive License Agreement and the Research Agreement are intended to be the sole agreements of the Parties as they relate to the subject matter of this Voting Agreement and do hereby supersede all other agreements of the Parties relating to such subject matter. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EXHIBIT G TO EXCLUSIVE LICENSING AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY		LUMERA CORPORATION, a Washington corporation

		By	/s/ William A. Owens

		Its	Chairman of the Board

	Address:	19910 North Creek Parkway Bothell, Washington 98011-3008

MICROVISION		MICROVISION, INC., a Washington corporation

		By	/s/ Richard F. Rutkowski

		Its	President

	Address:	19910 North Creek Parkway Bothell, Washington 98011-3008

THE UNIVERSITY		THE UNIVERSITY OF WASHINGTON

		By	/s/ Alvin L. Kwiram

		Its	Vice Provost — Research

	Address:	Office of Financial Management University of Washington 280 Gerberding Hall Box 351248 Seattle, Washington 98195

EXHIBIT H

ELECTRO-OPTIC MODULATOR PRODUCT DEVELOPMENT

SCHEDULE

[GRAPHIC]

Exhibit G, Page 1 of 1 Page